EXHIBIT 23.2


INDEPENDENT  AUDITORS'  CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of Concurrent Computer Corporation on Form S-3 (File No. 333-61172) of our report dated August 4, 2000, July 11, 2001, as to Note 24, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 24), appearing in the Annual Report on Form 10-K/A of Concurrent Computer Corporation for the year ended June 30, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE  &  TOUCHE  LLP
Atlanta,  Georgia

July  13,  2001



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